Exhibit 99.1

PRESS RELEASE

Contacts:

Lisa Dollinger	Ray Yeung / Maggie Duquin
Clear Channel Communications	Brainerd Communicators, Inc.
(210) 832-3348	(212) 986-6667
lisadollinger@clearchannel.com	yeung@braincomm.com / duquin@braincomm.com

Clear Channel Outdoor Names

Joseph Bagan Chief Operating Officer

Seasoned Executive Brings Strong Operations, Technology and

Finance Skills as Company Focuses on Growth

PHOENIX – July 26, 2010 – Clear Channel Outdoor Americas today announced that Joseph Bagan has been named Chief Operating Officer - Americas, effective immediately. He will be based in the company’s Phoenix offices, and report to Ron Cooper, President and CEO, Clear Channel Outdoor – Americas. Bagan’s appointment to the newly - created post completes a realignment of the Company’s operating structure that includes the recent implementation of a framework of four regional Group Presidents. Those Group Presidents as well as the leaders of CCO Airports, Operations and Information Technology will report to Bagan.

“I’m delighted that an executive of Joe Bagan’s calibre has elected to join our team. His appointment as our new COO ensures we have an operating structure that enables us to achieve our strategic plan and properly support our ongoing operations, while at the same time focusing on external matters to further strengthen our position as the industry leader in Out-of-Home,” said Cooper. “Joe’s appointment illustrates the attractiveness of our business and validates the strength of our strategy.”

Bagan joins Clear Channel Outdoor from Sharklet Technologies, a Denver-based biotechnology company, where has been the CEO since 2007. Prior to this role, Bagan held a number of executive positions at Adelphia Communications, including Senior Vice President – Southeast Region, a role in which he was responsible for all business functions for a $750MM revenue, seven-state region with 2,500 employees and before that he served as Chief Administrative Officer at Adelphia. Earlier, Bagan was Chief Financial Officer at Ricochet Wireless Networks and Chief Information Officer at AT&T Broadband. He started his career with Arthur Andersen, rising through the organization to be the partner in charge of the firm’s Southwestern United States consulting practice in several key industries.

Under the new structure, the Group Presidents of Clear Channel Outdoor’s four regional operating units, the Co-Presidents of Clear Channel Airports, the EVP of Operations –Americas and the Chief Information Officer will report to Bagan.

Bagan is a cum laude graduate of the University of Denver, from which he also received his Masters in Accountancy. He is active in community and charitable organizations, including Colorado Uplift and Mile High United Way.

About Clear Channel Outdoor

Clear Channel Outdoor (NYSE:CCO) is the world’s largest outdoor advertising company with close to one million displays in over 50 countries across 5 continents. In the United States, the company operates over 200,000 advertising displays and has a presence in 48 of the top 50 Designated Market Areas. It also operates airport, rail, and mall advertising businesses worldwide. Its Spectacolor (U.S.) and DEFI (international) divisions are the global market leaders in spectacular sign displays, including in New York’s Times Square. Clear Channel Adshel is the company’s international street furniture division, which operates over 3,500 municipal advertising contracts worldwide. Clear Channel Outdoor also operates digital displays and networks in most of its divisions. More information may be found by visiting www.clearchanneloutdoor.com.

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